Exhibit 99.1

The ODP Corporation Announces Board Changes

June 3, 2024

Proven Finance Executives Amy Schioldager and Evan Levitt to Join the Board

Wendy Schoppert Appointed Board Chair

BOCA RATON, Fla., June 3, 2024— The ODP Corporation (“ODP” or the “Company”) (NASDAQ:ODP), a leading provider of business services, products and digital workplace technology solutions to businesses and consumers, today announced the appointment of financial executives Amy Schioldager and Evan Levitt to its Board of Directors.

The Company also announced that Wendy Schoppert, ODP Board member since 2020, will assume the role of independent Board Chair as Joseph Vassalluzzo steps down from the Board after 11 years of service.

These changes will be effective on June 10, 2024. ODP’s Board size will be increased from seven members to eight, with directors having an average tenure of approximately five years.

“We are thrilled to welcome Amy and Evan to the ODP Board at this juncture, as we continue to evolve our business and position our Company to drive future profitable growth,” said Wendy Schoppert, Chair-Elect of the Board. “They bring valuable perspectives to further enhance the diverse skills of our Board, advance our value creation initiatives, and champion the continued growth of our strong 5C Culture.”

“Both Amy and Evan are proven financial executives with decades of leadership experience at Fortune 500 companies,” Schoppert continued. “With 25 years of experience at BlackRock, Amy brings technical and strategic expertise, having led investment teams across markets and segments, and has deep shareholder and public company governance experience. Evan has extensive financial and audit expertise across industries, as well as a strong understanding of distribution and consumer businesses. We look forward to leveraging their unique backgrounds as we continue to focus on driving long-term profitable growth and shareholder value.

“We would also like to thank Joe for his Board service, including as independent Chairman for the past seven years. His leadership and insight have been instrumental through ODP’s evolution. We wish him all the best in the future,” Schoppert concluded.

About Amy Schioldager

Amy has over 25 years of experience in various leadership positions at BlackRock, Inc., where she led investment teams across global equity markets and client segments. Most recently, Amy served as Senior Managing Director and Global Head of Beta Strategies. In this role, she oversaw $2.5 trillion in assets under management across seven global offices. She also served on BlackRock’s Global Executive Committee, which oversaw $11 billion in profit and loss and 13,000 employees across 30 countries. In addition to her investment and business leadership experience, Amy has strong board experience: she currently serves on the public company boards of Intermediate Capital Group plc and Corebridge Financial Inc, as well as the private organization boards of Boardspan Inc and California State University – East Bay. She previously served on the board of American International Group Inc.

About Evan Levitt

Evan brings over 30 years of experience in finance and accounting and has served in numerous leadership positions across industries. Most recently, Evan was Interim Executive Vice President and Chief Financial Officer at BrandSafway, a leading construction company providing solutions to the industrial, commercial and infrastructure markets. Prior to that, he held various leadership roles at The Home Depot, Inc. / HD Supply Holdings over the course of 17 years, during which time he played a pivotal role in negotiating the sale of HD Supply to The Home Depot, Inc. His most recent role at the company was as Senior Vice President, Chief Financial Officer, Chief Administrative Officer of HD Supply Holdings Inc. He currently serves on the private company boards of Artera Services, where he is a member of the Audit Committee, and WASH, where he serves as the Chairman of the Audit and Risk Committee.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services, and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes supply chain and distribution operations, dedicated sales professionals, a B2B digital procurement solution, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies ODP Business Solutions, LLC; Office Depot, LLC; Veyer, LLC; and Varis, Inc, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Varis is a trademark of Varis, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2023 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

Contact

Tim Perrott

Investor Relations

561-438-4629

Tim.Perrott@theodpcorp.com